Exhibit 99.9

Avocent Reports Third Quarter 2009 Results

HUNTSVILLE, Ala.--(BUSINESS WIRE)--October 21, 2009--Avocent Corporation (NASDAQ:AVCT) today reported results for the third quarter and nine months ended September 30, 2009. The Company reported net sales of $137.6 million for the third quarter of 2009, compared to $128.6 million for the second quarter of 2009. Operational earnings per diluted share was $0.45 compared to $0.32 in the second quarter of 2009 while GAAP net income per diluted share was $0.16 compared to a net loss of $0.08 in the second quarter of 2009. (See “Use of Non-GAAP Financial Measures” discussion below.)

Third Quarter Results

Avocent’s third quarter sales increased sequentially from the second quarter of 2009 by approximately $9.0 million. Sales, however, declined 25% to $137.6 million compared with $183.0 million in the third quarter of 2008 due to ongoing weaker IT spending, particularly for our server-linked products. Total branded product sales were $100.5 million for the third quarter of 2009, a decrease of 19% from $124.6 million in the third quarter 2008. Branded product sales rose to 73% of total third quarter 2009 net sales compared with 68% in the third quarter of 2008. Total OEM product sales were $37.1 million for the third quarter of 2009, a decrease of 36% from $58.4 million in the third quarter 2008. OEM product sales represented 27% of third quarter 2009 net sales compared with 32% in the third quarter of 2008. U.S. sales declined 21% to $74.9 million and international sales were down 29% to $62.7 million compared with the third quarter of 2008.

“As we expected, our third quarter revenue increased from the second quarter due primarily to higher government product sales, and we continued to experience a soft market for our server-linked products,” stated Mike Borman, Avocent’s CEO.

Third quarter 2009 operational net income, which is income prior to acquired in-process research and development, intangible amortization, restructuring and integration costs, and stock compensation expenses, decreased 34% to $20.1 million, or $0.45 per diluted share, compared with operational net income of $30.4 million, or $0.67 per diluted share, in the third quarter of 2008. (See “Use of Non-GAAP Financial Measures” discussion below.)

GAAP net income for the third quarter of 2009 was $7.1 million, or $0.16 per diluted share, compared with GAAP net income of $11.0 million, or $0.24 per diluted share, in the third quarter of 2008. Net adjustments to reconcile operational net income to GAAP net income were $13.1 million in the third quarter of 2009, compared to $19.5 million in the third quarter of 2008.

Operational gross profit for the third quarter of 2009 was $89.3 million compared with $118.6 million in the third quarter of 2008. Operational gross margin rose to 64.9% in the third quarter of 2009 compared with 64.8% in the third quarter of 2008. GAAP gross profit for the third quarter of 2009 was $84.6 million compared with $114.0 million in the third quarter of 2008. GAAP gross margin was 61.5% in the third quarter of 2009 compared with 62.3% in the third quarter of 2008.

Research and development expenses excluding stock-based compensation, were down 18.3% to $18.7 million ($19.6 million on a GAAP basis, which includes stock-based compensation of $869,000), or 13.6% of sales, compared with $22.9 million ($24.4 million on a GAAP basis, which includes stock based compensation of $1.5 million), or 12.5% of sales, in the third quarter of 2008.

Selling, general and administrative expenses, excluding stock-based compensation declined 16.5% to $47.0 million ($52.2 million on a GAAP basis, which includes stock-based compensation of $5.2 million), or 34.2% of sales, compared with $56.3 million ($60.3 million on a GAAP basis, which includes stock-based compensation of $4.0 million), or 30.7% of sales, in the third quarter of 2008.

Operational operating income, excluding restructuring and integration costs, stock-based compensation and intangible asset amortization, was $23.7 million in the third quarter of 2009 compared with $19.2 million in the second quarter of 2009 and $39.4 million in the third quarter of 2008. GAAP operating income was $2.3 million in the third quarter of 2009 compared with $693,000 in the second quarter of 2009 and $13.8 million in the third quarter of 2008.

“Our operating income benefited from the restructuring programs we implemented earlier in 2009,” continued Mr. Borman.

Operational net income for the third quarter of 2009 includes the benefit of certain one-time items. Other income for the third quarter of 2009 included a foreign exchange gain of approximately $1.5 million, primarily the result of migrating our Touchpaper United Kingdom business to Ireland. Our income tax rate provision for the quarter included benefits of approximately $1.6 million related to receiving regulatory approvals for favorable tax treatments on certain deductions and revenues in Ireland.

Avocent’s cash flow from operations was $23.4 million in the third quarter of 2009 compared to $25.9 million in the second quarter of 2009. At the end of the third quarter, Avocent’s cash and cash equivalents totaled approximately $110 million and the outstanding balance on Avocent’s credit facility was $125 million.

Third Quarter Business Unit Results

Revenue from Management Systems was $100.3 million in the third quarter of 2009 compared to $91.0 million in the second quarter of 2009, while operating income from this unit improved to $23.5 million in the third quarter of 2009 from $18.4 million in the second quarter of 2009.

Revenue from LANDesk totaled $36.5 million in the third quarter of 2009 and contributed $4.9 million in operating profit for the quarter. This compares with revenue of $36.7 million and a contribution of $6.6 million in operating profit for the second quarter of 2009.

Use of Non-GAAP Financial Measures

To supplement Avocent’s consolidated financial statements presented in accordance with GAAP, we present investors with certain non-GAAP operational measures, including gross profit, operating expenses, and the resulting operating income, income before taxes, operational net income, and operational earnings per share, all of which primarily exclude the effects of restructuring, CEO retirement and integration costs, amortization related to purchase accounting adjustments, stock-based compensation and acquired in-process research and development expenses. Specifically, we use the following non-GAAP measures:

  The non-GAAP gross profit operational measure consists of the non-GAAP net sales operational measure described above, less cost of sales excluding the impact of stock-based compensation and intangible amortization related to purchase accounting adjustments as they relate to cost of sales.
  The non-GAAP operating expense operational measure consists of GAAP operating expenses, excluding the impact of restructuring and integration costs, stock-based compensation, goodwill impairment expense and amortization of intangible assets arising from purchase accounting.
  The non-GAAP operating income operational measure consists of GAAP operating income adjusted for the non-GAAP operational measures described above.
  The non-GAAP net income operational measure consists of GAAP net income, adjusted by the non-GAAP operational measures described above and the tax effects of these non-GAAP operational measures, plus the income tax benefit realized from deducting the amortization of LANDesk goodwill for tax purposes (which is not amortized under GAAP).
  The non-GAAP earnings per share operational measure is calculated by dividing the non-GAAP net income operational measure described above by weighted average basic and diluted shares outstanding.

We believe that excluding amortization associated with purchase accounting adjustments and the estimated goodwill impairment, as well as the tax impact of certain purchase accounting elections for prior acquisitions provides important supplemental information and an alternative presentation useful to investors’ understanding Avocent’s core operating results and trends between periods. Not only are these amortization and tax impact adjustments based on amounts assigned in purchase accounting that may have little bearing on present or future replacement costs, but they also are based on management’s estimates of remaining useful lives.

We believe that excluding restructuring, CEO retirement and integration costs (which consist primarily of one time severance compensation and related employee benefits) provides important supplemental information and an alternative presentation useful to investors’ understanding Avocent’s core operating results and trends between periods as these costs are not part of our ongoing operating expenses.

Similarly, we believe that excluding stock-based compensation expense provides important supplemental information and an alternative presentation useful to investors’ understanding of our core operating results and trends, especially when comparing those results on a consistent basis to results for previous periods and anticipated results for future periods.

We also believe that, in excluding restructuring, CEO retirement and integration costs, stock-based compensation expense, estimated goodwill impairment expense and amortization associated with purchase accounting adjustments (together with the related tax effects), our non-GAAP financial measures provide investors with transparency into the information and basis used by management and our board of directors to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, to compare our results of operations on a more consistent basis against that of other companies in making financial and operating decisions, and to establish targets for management incentive compensation.

These non-GAAP operational measures have historically been used as internal operating targets and key performance metrics by Avocent’s senior management and board of directors as they evaluate both the performance of the consolidated financial results as well as those of individual business segments. These non-GAAP operational measures are reviewed individually as well as in total in measuring our performance against internal and external expectations for the period and the expectations for such key non-GAAP operational measures are the basis for any financial guidance provided by management for future periods. We believe that the use of each of these non-GAAP financial measures provides enhanced consistency and comparability with our past financial reports, and also facilitates comparisons with other companies in our industry, many of which use similar non-GAAP financial measures to supplement their GAAP results. We provide this information to investors to enable them to perform additional analyses of past, present and future operating performance, compare us to other companies, and evaluate our ongoing financial operations.

These non-GAAP operational measures are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These operational measures have limitations in that they do not reflect all of the costs or reductions to revenue associated with the operations of our business as determined in accordance with GAAP. In addition, these operational measures may not be comparable to non-GAAP financial measures reported by other companies. As a result, one should not consider these measures in isolation or as a substitute for analysis of Avocent’s results as reported under GAAP. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to operational measures. We expect to continue to incur expenses similar to the non-GAAP adjustments described above, and the exclusion or inclusion of these items from our non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. The non-GAAP operational measures are limited in that they do not include the impact of stock-based compensation expense or amortization of intangible purchase accounting adjustments.

About Avocent Corporation

Avocent delivers IT operations management solutions that reduce operating costs, simplify management and increase the availability of critical IT environments 24/7 via integrated, centralized software. Additional information is available at www.avocent.com.

AVOCENT CORPORATION GAAP Condensed Consolidated Statements of Income (Unaudited, in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 30, 2009	Sept. 26, 2008	Sept. 30, 2009	Sept. 26, 2008

Net sales	$137,554	$183,048	$392,248	$483,629
Cost of sales (1) (2)	52,911	69,001	148,971	178,559
Gross profit	84,643	114,047	243,277	305,070

Research and development expenses (1)	19,551	24,398	61,077	72,126
Acquired research and development expense	-	700	-	700
Selling, general and administrative expenses (1)	52,179	60,266	149,521	172,830
Restructuring, integration and retirement expenses (1)	2,883	5,926	9,709	13,627
Amortization of intangible assets (2)	7,780	8,971	25,843	24,123
Impairment of goodwill	-	-	80,000	-
Operating income (loss)	2,250	13,786	(82,873)	21,664

Other income (expense), net	148	389	(4,965)	(1,330)
Income (loss) before income taxes	2,398	14,175	(87,838)	20,334

Provision (benefit) for income taxes	(4,653)	3,214	(31,617)	5,199
Net income (loss)	$7,051	$10,961	$(56,221)	$15,135

Earnings (loss) per share:
Basic	$0.16	$0.24	$(1.27)	$0.33
Diluted	$0.16	$0.24	$(1.27)	$0.33

Weighted average shares and common equivalents outstanding:
Basic	44,341	44,792	44,383	45,241
Diluted	44,801	45,467	44,383	45,868

(1) Includes stock-based compensation related to expensing of stock options, restricted stock units, and performance shares pursuant to SFAS 123R:

	For the Three Months Ended		For the Nine Months Ended
	Sept. 30, 2009	Sept. 26, 2008	Sept. 30, 2009	Sept. 26, 2008

Cost of sales	$552	$298	$1,014	$797
Research and development expenses	869	1,523	2,727	3,878
Selling, general and administrative expenses	5,194	3,986	10,992	9,288
Restructuring and retirement expenses, net	(142)	480	(138)	2,999
Total stock-based compensation	$6,473	$6,287	$14,595	$16,962

(2) Includes amortization of certain intangibles recorded as the result of acquisitions as detailed below. Please reference the reconciliation of GAAP to non-GAAP operational measures for each period included elsewhere in this release.

	For the Three Months Ended		For the Nine Months Ended
	Sept. 30, 2009	Sept. 26, 2008	Sept. 30, 2009	Sept. 26, 2008

Cost of sales	$4,133	$4,219	$12,823	$9,753
Amortization of intangible assets	7,780	8,971	25,843	24,123
Total amortization of intangible assets	$11,913	$13,190	$38,666	$33,876

Non-GAAP Operational Measures (3)

	For the Three Months Ended		For the Nine Months Ended
	Sept. 30, 2009	Sept. 26, 2008	Sept. 30, 2009	Sept. 26, 2008

Operational gross profit	$89,328	$118,564	$257,114	$315,620
Operational operating income	$23,661	$39,410	$60,235	$83,997
Operational net income	$20,134	$30,441	$45,401	$63,289
Operational diluted earnings per share	$0.45	$0.67	$1.01	$1.38

(3) See reconciliation of GAAP to Non-GAAP operational measures included elsewhere in this release.

AVOCENT CORPORATION Reconciliation of GAAP to Non-GAAP Operational Measures (Unaudited, in thousands, except per share data)

			Impairment &	Restructuring,
	GAAP		Purchase	Retirement	Non-GAAP
	Financial	Stock-based	Accounting	& Integration	Operational
	Measures (5)	Compensation (1)	Adjustments (2)	Expenses (4)	Measures (5)
For the Three Months Ended September 30, 2009

Operational gross profit	$84,643	552	4,133	-	$89,328
Operational operating income	$2,250	6,473	11,913	3,025	$23,661
Operational net income (3)	$7,051	5,474	5,007	2,602	$20,134
Operational diluted earnings per share (3)	$0.16	0.12	0.11	0.06	$0.45

For the Three Months Ended September 26, 2008

Operational gross profit	$114,047	298	4,219	-	$118,564
Operational operating income	$13,786	6,287	13,891	5,446	$39,410
Operational net income	$10,961	4,802	10,518	4,160	$30,441
Operational diluted earnings per share	$0.24	0.11	0.23	0.09	$0.67

For the Nine Months Ended September 30, 2009

Operational gross profit	$243,277	1,014	12,823	-	$257,114
Operational operating income (loss)	$(82,873)	14,595	118,666	9,847	$60,235
Operational net income (loss) (3)	$(56,221)	11,989	81,483	8,150	$45,401
Operational diluted earnings per share (3)	$(1.27)	0.27	1.83	0.18	$1.01

For the Nine Months Ended September 26, 2008

Operational gross profit	$305,070	797	9,753	-	$315,620
Operational operating income	$21,664	16,962	34,743	10,628	$83,997
Operational net income	$15,135	12,978	27,044	8,132	$63,289
Operational diluted earnings per share	$0.33	0.28	0.59	0.18	$1.38

(1) Includes stock-based compensation related to expensing of stock options, restricted stock units, and performance shares pursuant to SFAS 123R.

(2) Includes impairment write-off of goodwill and purchase accounting adjustments related to amortization of intangibles and the tax affects of these adjustments.

(3) Operational income tax expense includes benefit of $1,541 and $1,445 for the three months ended September 30, 2009 and September 26, 2008, respectively. Operational income tax expense includes benefit of $4,414 and $4,335 for the nine months ended September 30, 2009 and September 26, 2008, respectively. The tax benefit relates to the deduction of amortization of LANDesk goodwill for tax purposes, which is not amortized for GAAP.

(4) Includes approximately $730,000 related to the Emerson acquisition of Avocent for the three and nine months ended September 30, 2009.

(5) Reconciliation of GAAP to Non-GAAP financial measures for the three and six months ended June 30, 2009, are included in the press release filed on form 8-K July 23, 2009.

AVOCENT CORPORATION Condensed Consolidated Balance Sheets (Unaudited, in thousands)

	September 30,	December 31,
	2009	2008

Cash, cash equivalents and short-term investments	$110,103	$126,858
Accounts receivable, net	101,842	122,133
Inventories, net	24,236	31,516
Other current assets	15,623	17,490
Deferred income tax	7,544	6,885
Total current assets	259,348	304,882

Property and equipment, net	35,266	38,197
Goodwill	535,529	616,326
Intangible assets, net	142,088	180,276
Deferred tax asset	46,198	10,873
Other assets	3,399	3,616
Total assets	$1,021,828	$1,154,170

Accounts payable and other accrued expenses	$36,710	$48,460
Income tax payable	15,034	11,678
Deferred revenue	67,521	66,248
Other current liabilities	29,484	42,027
Total current liabilities	148,749	168,413

Line of credit obligation	125,000	170,000
Deferred revenue, net of current portion	5,291	9,572
Other non-current liabilities	3,480	4,028
Total liabilities	282,520	352,013

Total stockholders' equity	739,308	802,157

Total liabilities and stockholders' equity	$1,021,828	$1,154,170

AVOCENT CORPORATION Additional Operational Financial Information (Unaudited, in thousands)

	Quarter Ended		Nine Months Ended
	Sept. 30, 2009	Sept. 26, 2008	Sept. 30, 2009	Sept. 26, 2008
Revenue by Distribution Channel
Branded	$100,409	$124,613	$276,862	$325,147
OEM	37,145	58,435	115,385	158,482
Total	$137,554	$183,048	$392,247	$483,629

Revenue by Business Unit
Management Systems	$100,322	$140,983	$282,289	$378,995
LANDesk	36,459	41,559	107,625	102,954
Corporate and unallocated	773	506	2,333	2,040
Total	$137,554	$183,048	$392,247	$483,989

Management Systems Revenue by Product Line
KVM	$67,314	$97,101	$191,706	$271,379
Serial Management	7,706	13,517	22,327	39,572
Embedded Software and Solutions	7,493	10,229	19,731	26,981
Other	17,809	20,136	48,525	41,063
Total	$100,322	$140,983	$282,289	$378,995

LANDesk Revenues by Type
Licenses and royalties	$18,069	$22,092	$52,790	$57,919
Maintenance and services	18,390	19,467	54,835	44,675
Total	$36,459	$41,559	$107,625	$102,594

Operating Profit by Business Unit
Management Systems	$23,924	$38,634	$57,477	$93,351
LANDesk	4,931	7,620	17,152	12,161
Corporate and unallocated	(5,190)	(6,844)	(14,391)	(21,515)
Total	$23,665	$39,410	$60,238	$83,997

Cash Flow Highlights
Cash provided by operations	$23,431	$27,284	$51,440	$66,161
Depreciation expense	$1,750	$2,137	$6,113	$7,027
Capital expenditures	$2,099	$1,762	$3,823	$6,773
Purchase of treasury shares	$3,203	$-	$15,474	$64,449

CONTACT:
Avocent Corporation
Edward H. Blankenship, 256-217-1301
Senior Vice President of Finance and Chief Financial Officer
or
Robert Jackson, 256-261-6482
Director of Investor Relations